QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.58

        CONFORMED COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this 16th day of March 2004, by and between MICHAEL R. WARD ("Employee") and MRS. FIELDS FAMOUS BRANDS, LLC, a Delaware limited liability company (the "Company").

RECITAL

        Employee and Mrs. Fields' Original Cookies, Inc., a Delaware corporation ("MFOC"), are parties to an Employment Agreement, dated November 7, 1997 (the "Original Agreement");

        In connection with certain transactions closing on the date of this Agreement, MFOC is contributing certain of its assets and liabilities to the Company, which is its wholly-owned subsidiary;

        In connection with such contribution, each of the parties to the Original Agreement has agreed that the Company should replace MFOC as a party to the Original Agreement;

        In furtherance thereof, the parties hereto have determined to amend and restate the Original Agreement in its entirety to reflect the Company as a party in place of MFOC and to make such other changes as the parties have agreed;

        All references herein to this Agreement shall mean the Original Agreement as amended and restated hereby; and

        The Company desires to establish its right to the services of Employee in the capacities described below, on the terms and conditions hereinafter set forth, and Employee is willing to accept such employment on such terms and conditions.

        Now, therefore, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company hereby agree as follows:

AGREEMENT

        1.    DUTIES.    The Company does hereby hire, engage, and employ the Employee as the Senior Vice President, General Counsel and Secretary of the Company and Employee does hereby accept and agree to such hiring, engagement, and employment. Employee shall serve the Company in such position fully, diligently, competently, and in conformity with provisions of this Agreement and the corporate policies of the Company as they presently exist, and as such policies may be amended, modified, changed, or adopted during the Period of Employment, as hereinafter defined.

        During the Period of Employment Employee shall also serve as the Senior Vice President, General Counsel and Secretary of each subsidiary or affiliate of the Company that is now or that becomes a part of the Mrs. Fields Company Group. As used in this Agreement, the term the "Mrs. Fields Company Group" shall mean and refer to the Company and the Company's subsidiaries and affiliates from time to time.

        Subject to specific elaboration by the Board of Managers of the Company as to the duties which shall be consistent herewith and with Employee offices provided for hereunder) that are to be performed by Employee and the manner in which such duties are to be performed, the duties of Employee shall entail those duties customarily performed by a Senior Vice President, General Counsel and Secretary of a company with a sales volume and the number of employees commensurate with those of the Company. Provided, however, that at all times during the Period of Employment, Employee shall perform those duties and fulfill those responsibilities and refrain from those activities that are reasonably prescribed or proscribed by the Board of Managers of the Company to be performed or refrained from by him consistent with his positions with the Company.

        Employee shall be responsible and report only to the Company's President and Chief Executive Officer.

        Throughout the Period of Employment, Employee shall devote his full time, energy, and skill to the performance of his duties for the Company and for the benefit of the Company and the Mrs. Fields Company Group. The foregoing notwithstanding, Employee shall be permitted to (i) engage in charitable and community affairs, (ii) act as a director of any corporations or organizations outside the Mrs. Fields Company Group not in competition with the Company or any member of the Mrs. Fields Company Group and to manage such investments, not to exceed three (3) in number, and receive compensation therefore, and (iii) to make investments of any character in any business or businesses not in competition with the Company or any member of the Mrs. Fields Company Group and to manage such investments (but not be involved in the day to day operations of any such business), provided, in each case and collectively, that the same does or do not constitute or involve Employee in a conflict of interest vis-à-vis the Company or any member of the Mrs. Fields Company Group or interfere with the performance of Employee's duties under this Agreement.

        Employee shall exercise due diligence and care in the performance of his duties for and the fulfillment of his obligations to the Company under this Agreement.

        The Company shall furnish Employee with office, secretarial and other facilities and services as are reasonably necessary or appropriate for the performance of Employee's duties hereunder and consistent with his position as the Senior Vice President, General Counsel and Secretary of the Company.

        2.    PERIOD OF EMPLOYMENT.    The Period of Employment (as defined below) shall, unless sooner terminated as provided herein, be the two (2) year period commencing on the date of execution of the Original Agreement.

        Unless the Company give notice of termination as provided under this Agreement, this Agreement will automatically renew on each annual anniversary from the execution of this Agreement for a successive two-year period.

        3.    COMPENSATION.

          (a)    BASE SALARY.    During the Period of Employment, the Company shall pay Employee, and Employee agrees to accept from the Company, in payment for his services a base salary of Two Hundred Sixty-Five Thousand Dollars ($265,000.00) per year ("Base Salary"), payable in equal semi-monthly installments or at such other time or times as Employee and the Company shall agree. Upward adjustments to the Base Salary shall be considered by the Company's Board of Managers not less frequently than annually. The Company's Board of Managers at any time or times may, but shall have no obligation to, supplement Employee's salary by such bonuses and/or other special payments and benefits as the Board of Managers of the Company in its sole and absolute discretion may determine.

          (b)    INCENTIVE COMPENSATION.    During the Period of Employment, Employee shall:

            (i)    participate in any incentive compensation plan adopted by the Company; or

            (ii)   if the Company, for any reason, shall not adopt and implement an incentive compensation plan in replacement of the 1997 Incentive Plan for eligible employees of the Company (including Employee), Company and Employee agree that this Agreement shall provide Employee with the opportunity to earn and be paid incentive compensation to the same extent that he was eligible to earn and be paid incentive compensation under the incentive compensation plan under which, pursuant to the provisions of Section 3(b), Employee was most recently eligible to earn and be paid incentive compensation by the Company.

        4.    FRINGE BENEFITS.    During the Period of Employment, Employee shall be entitled to the following fringe benefits.

          (a)    BENEFIT PLANS.    Employee shall be entitled to participate in all benefit plans and programs generally available to all other senior management employees of the Company or to all employees of the Company working in Salt Lake City, Utah, subject to any restrictions specified in such plans and to receive such other benefits and conditions or employment as are provided to all other senior officers or executives of the Company as of the date of this Agreement.

          (b)    EQUITY PLAN.    Employee shall be entitled to participate in an equity based plan or arrangement (the "Equity Plan") consistent with the letter from Herbert S. Winokur, Jr. to Lawrence Hodges, date, August 5, 1996. In the event that (i) the Company fails to adopt the Equity Plan, Employee may terminate this Agreement and his employment hereunder with Good Reason, as hereinafter defined, in accordance with the provisions of Section 9(b) ("Termination by Employee—Terminations-With Good Reason"). Employee's right to terminate this Agreement and his employment hereunder with Good Reason in accordance with said Section 9(b) shall be Employee's sole and exclusive remedy for or resulting from the failure, for any reason, of the Company or its Board of Managers to create or implement the Equity Plan or to take any other action specified in this Section 4(b).

        Anything in this Agreement or in such plan or arrangement to the contrary notwithstanding the inclusion in such plan or arrangement of any provision(s) addressing participation by Employee in such plan or arrangement for a period of years shall not be interpreted as a promise of continued employment by the Company for such period of years or any other period of time.

        The plan or arrangement to be proposed by Employee shall provide that any payments made thereunder, in conjunction with any other payments that constitute "parachute payments" (as defined in Section 280(b)(A) of the Internal Revenue Code) (the "Code"), shall be limited such that no such payments or portions thereof constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) or are otherwise nondeductible by the Company for tax purposes under any other provision of the Code.

          (c)    VACATION AND OTHER LEAVE.    Employee shall be entitled to such amounts of paid vacation and other leave, but not less than three (3) weeks vacation per twelve-month period of employment, as from time to time may be allowed to the Company's senior management personnel generally, with such vacation to be scheduled and taken in accordance with the Company's standard vacation policies applicable to such personnel.

          (d)    VESTING AND DEATH OR DISABILITY.    Upon any termination of this Agreement and Employee's employment hereunder by reason of Employee's death or Permanent Disability, as defined in Section 7(b) ("Death or Disability—Definition of Permanently Disabled and Permanent Disability"), provided that the terms and provisions or such plan and applicable law permit, any theretofore deferred or unvested portion of any award made to Employee in respect of any retirement, pension, profit sharing, long term incentive, and similar plans automatically shall become fully vested in Employee and shall be nonforfeitable, and shall continue in effect and be redeemable by or payable to Employee (or his designated beneficiary or estate) at the time and on the same conditions as would have applied had Employee's employment not been so terminated. It is expressly provided, however, that nothing in this Section 4(d) shall obligate the Company to provide full vesting upon death or disability in connection with participation by Employee in the equity plan or arrangement contemplated under Section 4(b) ("Fringe Benefits—Equity Plan"), further, the provisions governing payment of any incentive compensation payable to Employee pursuant to the incentive compensation plan(s) referred to in Section3 (b) ("Compensation—Incentive Compensation") shall govern any payment of incentive compensation due thereunder in the event of Employee's death or disability.

        5.    BUSINESS EXPENSES AND AUTOMOBILE ALLOWANCE.    During the Period of Employment the Company shall pay, or in case paid by Employee in the first instance, reimburse Employee for, any and all necessary, customary, and usual expenses incurred by him in connection with the performance of his duties hereunder, including, without limitation, all traveling expenses, and entertainment expenses, upon submission of appropriate vouchers and documentation.

        To the extent provided to all other senior officers or executives of the Company, during the Period of Employment, Employee shall be entitled to receive an automobile allowance and reimbursement for expenses associated with the operation and maintenance of an automobile which is comparable to Employee's current automobile. The Company will reimburse Employee upon presentation of vouchers and documentation for any such operational and maintenance expenses, which are consistent with the usual accounting procedures of the Company.

        6.    NO OTHER BENEFITS OR COMPENSATION.    Employee, as a result of his employment by the Company, shall be entitled to only the compensation and benefits provided for in this Agreement, subject to the terms thereof, and no others.

        7.    DEATH OR DISABLITY.

          (a)    TERMINATION OF EMPLOYMENT.    If Employee dies during the Period of Employment, Employee's employment shall automatically cease and terminate as of the date of Employee's death.

          If Employee becomes Permanently Disabled (as hereinafter defined) while employed by the Company, (i) Employee's employment and the Company's obligations hereunder, including the payment of Base Salary pursuant to Section 3(a) ("Compensation-Base Salary") shall continue for a period of ninety (90) days from the date on which the Employee is determined to be Permanently Disabled ("Employee's Disability Date"), and (ii) ninety (90) days after the Employee's Disability Date, Employee's employment and all obligations of the Company hereunder shall automatically cease and terminate.

          In the case of Employee's death or Permanent Disability (as hereinafter defined), the Company shall be obligated to pay to Employee (or to Employee's estate in the case of Employee's death) any Base Salary and any incentive compensation accrued to Employee as of the date of the Employee's death, or in the case of Employee's Permanent Disability, as of the Employee's Disability Date. In the event Employee's employment is terminated on account of Employee's Permanent Disability, he shall, so long as his Permanent Disability continues, remain eligible for all benefits provided under any long-term disability programs of the Company in effect at the time of such termination, subject to the terms and conditions of any such programs, as the same may be changed, modified, or terminated for or with respect to all senior management personnel of the Company.

          (b)    DEFINITION OF PERMANENTLY DISABLED AND PERMANENT DISABILITY.    For purpose of this Agreement (other than Sections 4(a) ("Fringe Benefits—Benefit Plans"), 4(d) ("Fringe Benefits—Vesting on Death or Disability"), and the provisions relating to disability insurance contained in the last sentence of Section 7(a) ("Death or Disability—Termination of Employment"), the terms "Permanently Disabled" and "Permanent Disability" shall mean Employee's inability, because of physical or mental illness or injury, to perform substantially all of his customary duties pursuant to this Agreement, and the continuation of such disabled condition for a period of ninety (90) days during any continuous twenty-four (24) month period. Whether Employee is Permanently Disabled shall be certified to the Company by a Qualified Physician (as hereinafter defined), or if requested by Employee a panel of three Qualified Physicians. If Employee requests such panel, Employee and the Company shall each select a Qualified Physician who together shall then select a third Qualified Physician. The determination of the Individual Qualified Physician or the panel as the case may be, shall be binding and conclusive for all purposes. As used herein, the term "Qualified Physician" shall mean any medical doctor who is licensed to practice medicine in the State of Utah and is reasonably acceptable to each of Employee and the Company. Employee and the Company may in any instance, an in lieu of a determination by a Qualified Physician or panel of Qualified Physicians, agree between themselves that Employee is Permanently Disabled. The terms Permanent Disability and Permanently Disabled as used herein may have meanings different from those used in any disability insurance policy or program maintained by Employee or the Company.

        8.    TERMINATION BY THE COMPANY.

          (a)    TERMINATION FOR CAUSE.    The Company, by action of its Board of Managers, may, by providing written notice to Employee, terminate the employment of Employee under this Agreement for "cause" at any time. The term "cause" for purpose of this Agreement shall mean:

            (i)    the refusal of Employee to implement or adhere to lawful policies or directives of the Board of Managers of the Company consistent with this Agreement; or

            (ii)   Employee's conviction of or entrance of a plea of nolo contendere to (A) a felony, (B) to any other crime, which other crime is punishable by incarceration for a period of one (1) year or longer, or (C) other conduct of a criminal nature that may have an adverse impact on the Company's reputation and standing in the community; or

            (iii)  conduct that is in violation of Employee's common law duty or loyalty to the Company; or

            (iv)  fraudulent conduct by Employee in connection with the business affairs of the Company, regardless of whether said conduct is designed to defraud the Company or others; or

            (v)   theft, embezzlement, or other criminal misappropriation of funds by Employee, whether from the Company or any other person; or

            (vi)  any breach of or Employee's failure to fulfill any of Employee's obligations, covenants, agreements, or duties under this Agreement.

        Provided, however, that "cause" pursuant to clause (i) or (vi) shall not be deemed to exist unless the Company has given Employee written notice thereof specifying in reasonable detail the facts and circumstances alleged to constitute "cause", and thirty (30) days after such notice such conduct or circumstances has not entirely ceased or been entirely remedied. If Employee's employment is terminated for "cause," the termination shall take effect upon the effective date (pursuant to Section 24 ("Notices")) of written notice of such termination to Employee. In the event Employee's employment is terminated for "cause," then except for unpaid accrued vacation, the Company shall have no obligation to pay Employee any amounts, including, but not limited to Base Salary, for or with respect to any period after the effective date of the termination of Employee's employment for "cause," including any obligation under the replacement to the 1994 Incentive Plan or the Equity Plan.

        If the Company attempts to terminate Employee's employment pursuant to this Section 8(a) and it is ultimately determined that the Company lacked "cause," the provisions of Section 8(b) ("Termination by the Company—Termination Without Cause") shall apply, and Employee's sole and exclusive remedy for such breach of this Agreement by the Company and/or any other damages that Employee shall have suffered or incurred of any nature whatsoever, shall be to receive the payments expressly called for by Section 8(b) ("Termination by the Company—Termination Without Cause") with interest on any past due payments at the rate of eight percent (8%) per year from the date on which the applicable payment would have been made pursuant to Section 8(b) ("Termination by the Company—Termination Without Cause") plus Employee's costs and expenses (including but not limited to reasonable attorneys' fees) incurred in connection with such dispute.

          (b)    TERMINATION WITHOUT CAUSE.    The Company may, with or without reason, terminate Employee's employment under this Agreement without "cause" at any time, by providing Employee thirty (30) days prior written notice of such termination. If Employee's employment is terminated pursuant to this Section 8(b), Employee shall not be obligated to render services to the Company following the effective date of such notice (the "Notice Date") except such services as are requested by the Company pursuant to Section 11("Transition Period Services"), and as its sole and exclusive obligation and duty to Employee resulting directly or indirectly from the termination of his employment with the Company, the Company shall, subject to Section 12 ("Non Competition") pay Employee, as severance pay, an amount (the "Severance Amount") equal to the product of multiplying the then current semi-monthly base salary by thirty-six (36) semi-monthly periods (the "Severance Period"). The Severance Amount shall be payable by the Company to Employee in an amount equal to the Base Salary payable in twelve (12) equal monthly installments commencing on the Notice Date. The Company shall also pay to the Employee a portion of any discretionary bonus (the "Bonus Portion"), as determined by the Company's Board of Managers, referred to in Section 3(a) ("Compensation-Base Salary"), that, but for the termination of Employee's employment, would have been paid to Employee for or with respect to the calendar year in which Employee's employment is terminated. The Bonus Portion shall consist of that percentage of the said discretionary bonus determined by dividing the number of full or partial calendar months during the calendar year in which Employee's employment is terminated that Employee was in the employ of the Company by twelve (12). Until the end of the Severance Period or until Employee is gainfully employed by another employer, which ever time period is less, the Company shall allow Employee to continue participation in the Company's group health insurance plan at the Company's expense. In accordance with all applicable laws, Employee shall be extended all COBRA rights and benefits at the end of the Severance Period.

        9.    TERMINATION BY EMPLOYEE.

          (a)    TERMINATION—WITHOUT GOOD REASON.    Employee shall have the right to terminate this Agreement and his employment hereunder at any time upon thirty (30) days prior written notice of such termination to the Company. Except as expressly set forth in Section 11 ("Transition Period Services"), upon the effective date of any such termination all obligations and rights of Employee and the Company hereunder shall terminate and cease.

          (b)    TERMINATION—WITH GOOD REASON.    If the Company:

            (i)    requires Employee to relocate his home, without Employee's consent, to a location which is more than 75 miles from 462 West Bearcat Drive, Salt Lake City, Utah 84115; or

            (ii)   fails to provide Employee with the compensation and benefits called for by this Agreement; or

            (iii)  assigns Employee to a lower organizational level than the level at which he is on the date of this Agreement assigned, or substantially diminishes Employee's assignment, duties, responsibilities, or operating authority from those specified in Section 1 ("Duties"); or

            (iv)  fails to implement an incentive compensation plan required by Section 3(b) ("Compensation—Incentive Compensation"); or

            (v)   fails to implement an equity plan or arrangement required by Section 4(b) ("Fringe Benefits—Equity Plan")' or

            (vi)  is divested, by sale, closure, liquidation, foreclosure, or other means, of any substantial part of its assets or business as now held or conducted; or

            (vii) breaches this Agreement and such breach continues for a period of thirty (30) day after written notice thereof given by Employee to the Company, then any one or more of such circumstances shall constitute "Good Reason", and, subject to the provisions of Section 10 ("Means and Effect of Termination"), Employee shall have the right to terminate this Agreement and his employment hereunder for Good Reason, if, thirty (30) days after the effective date of Employee's notice to the Company of such circumstances constituting Good Reason, such circumstances continue to exist, and for all purposes of this Agreement any such termination of this Agreement by Employee shall have the same effects under this Agreement as the termination of the Employee's employment under this Agreement by Company without "cause."

        10.    MEANS AND EFFECT OF TERMINATION.    Any termination of Employee's employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination, if any such basis is required by the applicable provisions(s) of this Agreement. Any notice of termination by the Company shall be approved by a resolution duly adopted by a majority of the managers of the Company then in office. The burden of establishing the existence of "cause" or Good Reason shall be upon the terminating party. If Employee's employment is terminated by either party, then promptly after the effective date of such termination or in the manner and at the time or times provided in the relevant Section of this Agreement, the Company promptly shall provide and pay to Employee, or in case of his death his estate or heirs, all compensation, benefits, and reimbursements due or payable to Employee for the period to the effective date of the termination. To the extent permitted by applicable law, the calendar month in which Employee's employment is terminated shall be counted as a full month in determining amount and vesting of any benefits under benefit plans of the Company.

        11.    TRANSITION PERIOD SERVICES.    In the event Employee's employment is terminated by the Company pursuant to Section 8(b) ("Termination by the Company—Termination Without Cause") or by Employee pursuant to Section 9(a) ("Termination by Employee—Without Good Reason"), if requested by the Company in writing, Employee shall render such services, on a part-time basis for a period not to exceed sixty (60) days after the effective date of the notice of termination (whether given by the Company or by Employee), as the Company's Board of Managers reasonably requests for transition purposes. Employee shall receive no compensation for such services, other than the payment of Base Salary as provided in Section 8(b) ("Termination by the Company—Termination Without Cause") and reimbursement for expenses incurred by Employee in providing such services as provided, and subject to the provisions of, Section 5 ("Business Expenses and Automobile Allowance").

        12.    NON-COMPETITION.    For a period of one year from the date of the termination of Employee's employment hereunder, Employee shall not become an employee, owner (except for passive investments of not more than three percent (3%) of the outstanding shares of, of any other equity interest in, any company or entity listed or traded on national securities exchange or in an over-the-counter securities market), officer, agent or director of any firm or persons which either directly competes with a line or lines of business of the Company accounting for ten percent (10%) or more of the Company's gross sales, revenues or earning before taxes. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included in this paragraph, the parties intend that those of such covenants which, if eliminated, would permit the remaining separate covenants to be enforced in such proceedings shall, for the purpose of such proceedings, be deemed eliminated from the provision of this Section 12.

        In addition to any other remedies that may otherwise be available for a breach of Section 12 hereto by Employee, Employee agrees that in the event of such breach he shall irrevocably forfeit any right he may have to any remaining severance payment to be made under Section 8(b) ("Termination by the Company—Termination Without Cause") subsequent to such breach.

        13.    ASSIGNMENT.    This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this agreement or any rights or obligations hereunder; provided, however, that, in the event of the merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

        14.    GOVERNING LAW.    This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Utah, which internal laws exclude any law or rule of the State of Utah, or any interpretation thereof, that would require or call for the application of the laws of any other state or jurisdiction hereto.

        15.    ENTIRE AGREEMENT.    Except with respect to final agreement regarding those open incentive compensation matters described in Section 3(b) ("Compensation—Incentive Compensation") and the equity plan or arrangement contemplated under Section 4(b))"Fringe Benefits—Equity Plan"), this Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall be deemed to be merged into this Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein.

        This Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and be signed by the parties hereto. The provisions of this and the immediately preceding sentence themselves may not be modified, either orally or by conduct, either express or implied, and it is the declared intention of the parties hereto that no provision of this Agreement, including said two sentences, shall be modifiable in any way or manner whatsoever other than through a written document signed by the parties hereto.

        16.    WAIVER.    Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

        17.    NUMBER AND GENDER.    Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

        18.    SECTION HEADINGS.    The section headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

        19.    DISPUTE RESOLUTION.

          (a)    NEGOTIATION AND MEDIATION.    In the event any dispute arises hereunder, the parties shall first attempt to resolve the dispute by negotiation in good faith. If the dispute cannot be timely resolved through negotiation, the parties will, before resorting to any of their remedies at law or in equity, try to settle the dispute in good faith by mediation in Salt Lake City, Utah or such other location as the parties may agree, under the then operative mediation rules of the American Arbitration Association or such other mediation tribunal or private mediator or mediation services provider as the parties agree. The mediator shall be such person as the parties mutually agree, but if the parties have failed to agree on a mediator within seven (7) days after the date on which any party demands that the parties proceed to mediation, the mediator shall be selected by the American Arbitration Association or such other mediation services provider as the parties agree.

          (b)    OTHER REMEDIES.    Failing settlement of the dispute by negotiation or mediation, the parties shall, unless they mutually agree to resolve the dispute finally by arbitration, be entitled to pursue their legal and equitable remedies (subject to the provisions of Section 20 ("Liquidated Damages—Breach by the Company")) in any court having jurisdiction.

        20.    LIQUIDATED DAMAGES—BREACH BY THE COMPANY.    Because the damages suffered by Employee in such an event would be difficult or impossible to estimate, establish, ascertain, or prove, an din order to provide Employee with a remedy in such an event without the necessity and associated cost of Employee having to establish or prove the damages suffered by Employee as a result thereof (which remedy the parties hereto have and do agree would be appropriate and adequate compensation to Employee in such event), in the event that this Agreement and Employee's employment hereunder shall be terminated (whether by the Company or Employee) and thereafter employee shall prevail in any dispute between Employee and the Company relative to, involving, or concerning the legality of or justification for the termination of this Agreement and Employee's employment hereunder and any other issues or matters directly or indirectly arising out of or in connection with such termination and Employee's employment by the Company, subject to Section 12 ("Non Competition") Employee shall be entitled to the continued payment of the Base Salary as provided in Section 8(b) ("Termination by the Company—Termination Without Cause") as liquidated and exclusive damages and not as a penalty, and in such case this Agreement and Employee's employment hereunder, shall for all purposes be treated as having been terminated by the Company without "cause" pursuant to Section 8(b) ("Termination by the Company—Termination Without Cause").

        In the event Employee files any claim, complaint, charge, action, or lawsuit against the Company or its employees, agents, officers, managers, or any other person affiliated or associated with the Company, with any governmental agency, any state or federal court, or any mediation or arbitration body or group, for or with respect to a matter, claim, or incident, known or unknown, which has occurred or arisen or which shall hereafter occur or arise relative to, involving, or concerning the termination of this Agreement and Employee's employment hereunder (whether as a result of action of Employee or the Company) and any other issues or matters directly or indirectly arising out of or in connection with such termination and Employee's employment by the Company, and in such claim, complaint, action, charge, or lawsuit, Employee alleges or asserts the right to recover, receive, or be awarded damages from the Company or its employees, agents, officer, managers, or any other person affiliated or associated with the Company in addition to or in lieu of the liquidated damages expressly provided for in this Section 20, Employee hereby stipulates, agrees, and consents to the dismissal or withdrawal, with prejudice, of any such claim, complaint, action, charge, or lawsuit (collectively, a "Dismissible Claim"). In the event that Employee files any Dismissible Claim, Employee shall be liable to the party or parties against whom the Dismissible Claim is filed (the "Nonfiling Party") and shall indemnify and save the Nonfiling Party harmless from all costs and expenses, including, but not limited to, attorney fees, incurred by the Nonfiling Party and/or the Nonfiling Party's officers, agents, employees, managers, and/or any other person affiliated or associated with the Nonfiling Party, if any, in defending or responding to any such Dismissible Claim, regardless of whether such defense or response is before a state or federal court or administrative agency or mediation or arbitration body and regardless of who might ultimately be deemed to be the prevailing party as to any such Dismissible Claim.

        21.    ATTORNEY'S FEES.    Employee and the Company agree that in any dispute resolution proceedings arising out of this Agreement, the prevailing party shall be entitled to its or his reasonable attorney's fees and costs incurred by it or him in connection with resolution of the dispute in addition to any other relief granted.

        22.    INDEMNIFICATION.    If Employee is made a party to, is threatened to be made a party to, or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he is or was a manager, officer, or employee of the Company or is or was serving at the request of the Company as a manager, officer, employee, or agent of another corporation or of a partnership, join venture, trust, or other enterprise, including service with respect to employee benefit plans, whether before, during or after expiration or termination of this Agreement, the Company shall indemnify and hold Employee harmless to the fullest extent authorized by the Delaware Limited Liability Company Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide prior to such amendment), against all expense, liability, and loss (including attorneys fees, judgment fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by Employee in connection therewith, and such indemnification shall continue after Employee ceases to be a manager, officer, employee, or agent of the Company and shall inure to the benefit of Employee's heirs, executors, and administrators. The right to indemnification conferred herby shall include the right to be paid by the Company the reasonable expenses incurred in defending any Proceeding in advance of its final disposition as such expenses are incurred. The indemnification provided herein shall not be deemed exclusive of any other rights to which Employee may be entitled under the Certificate of Formation, Limited Liability Company Agreement, any agreement, or vote of members or disinterested managers of the Company, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office or position, and shall continue with respect to action in such capacities even if Employee has thereafter ceased to be a manager, officer, employee, or agent of the Company, and shall inure to the benefit of Employee's heirs, executors and administrators. Except in the case of fraudulent conduct or theft, embezzlement, or other criminal misappropriation of funds by Employee, then nothing in this Agreement waives the Company' obligations under this paragraph, even if Employee is terminated.

        23.    SEVERABILITY.    In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken. All portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

        24.    NOTICES.    All notices under this Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested, (a) if to the Company, to it at 2855 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 Attention President or (b) if to Employee to him at 2855 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 by the same means, or in either party's case to such other address or to the attention of such person as the party has specified by prior written notice to the other party. Notice shall be effective when personally delivered, or five (5) business days after being so mailed.

        25.    COUNTERPARTS.    This Agreement may be executed in counterparts collectively containing the signatures of each of the parties.

[Remainder of Page Intentionally Left Blank.]

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Employee has hereunto signed this Agreement, on the date first written above.

MRS. FIELDS FAMOUS BRANDS, LLC
A Delaware Limited Liability Company (the "Company")
By:	/s/ STEVE RUSSO
Name: Steve Russo Title: President and Chief Executive Officer
/s/ MICHAEL R. WARD MICHAEL R. WARD ("Employee")

QuickLinks

  Exhibit 10.58
AMENDED AND RESTATED EMPLOYMENT AGREEMENT